APPENDIX A
                                       TO
                      THE ADMINISTRATIVE AGENCY AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND III
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of July 23, 2014


 The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of January 23, 2013:

                First Trust Preferred Securities and Income ETF
                       First Trust Managed Municipal ETF
                       First Trust Long/Short Equity ETF
              First Trust Emerging Markets Local Currency Bond ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.


FIRST TRUST EXCHANGE-TRADED FUND III

BY: /s/ Mark R. Bradley
    --------------------------
NAME:  Mark R. Bradley
TITLE: President and CEO
DATE: